For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer Fred Schneider Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum Integrated Corporate Relations (310) 954-1100

SKECHERS FOOTWEAR ANNOUNCES RECORD THIRD QUARTER 2007 RESULTS
AND RECORD NINE MONTH REVENUES
— Third Quarter 2007 Net Sales Increase 19.3 Percent to $395 Million
— Record Nine Month 2007 Revenues of $1.092 Billion
— Third Quarter 2007 Diluted Earnings Per Share Rise 8.2 Percent to $0.53

MANHATTAN BEACH, CA. – October 24, 2007 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in lifestyle footwear, today announced financial results for the third quarter ended September 30, 2007.

Net sales for the third quarter of 2007 rose 19.3 percent to $395.0 million compared to $331.1 million for the same period in 2006. Third quarter 2007 net earnings were $24.7 million versus net earnings of $22.2 million in the third quarter of the prior year, an increase of 11.5 percent. Third quarter 2007 diluted earnings per share were $0.53 on 46,654,000 diluted shares outstanding, compared to $0.49 on 46,199,000 diluted shares outstanding in the prior year.

“We are again pleased to report record quarterly and nine-month sales. Our third quarter sales of $395 million were the highest quarterly sales in the Company’s 15 year history, resulting in the Company surpassing $1 billion in sales in the first nine-months of our fiscal year,” began David Weinberg, chief operating officer of SKECHERS. “The improvement in our sales was the result of growth across all channels of distribution – domestic and international wholesale and retail, and our e-commerce business – a testament to the strength of our brand around the world.”

Fred Schneider, chief financial officer, added: “We are pleased that, in spite of a difficult retail and consumer environment and our incurring of costs associated with refocusing some of our fashion brand initiatives, the Company was able to achieve better than forecasted bottom line results.”

For the nine-month period ended September 30, 2007, net sales rose 21.2 percent to $1.092 billion compared to net sales of $900.9 million in the first nine months of 2006. Net earnings for the first nine months of 2007 were $63.6 million versus $56.4 million in the first nine months of 2006, an increase of 12.8 percent. Diluted earnings per share for the first nine months of 2007 were $1.37 per share on 46,769,000 diluted shares outstanding versus $1.27 per share on 45,936,000 diluted shares outstanding.

Gross profit for the third quarter of 2007 was $171.7 million or 43.5 percent of net sales compared to $146.3 million or 44.2 percent of net sales in the third quarter of last year. The slightly lower gross margin from the prior year is due principally to lower margins in our domestic wholesale business, in part resulting from the closing of our Michelle K footwear and Kitson apparel and footwear lines in the quarter. Gross profit for the first nine months of 2007 was $472.7 million or 43.3 percent of sales versus $395.4 million or 43.9 percent of sales in the first nine months of the prior year.

Robert Greenberg, SKECHERS’ chief executive officer, commented: “We just completed a record quarter, one that was just shy of $400 million. Our much improved quarterly sales wouldn’t be possible without a great product offering – including the new Cali Gear by SKECHERS line and our now proven Marc Ecko and Zoo York footwear lines – supported by a targeted approach to advertising. Domestically, the brand continues to grow at a steady, strong rate – which we are particularly satisfied with due to the reported tough back-to-school retail environment. Internationally, where we continue to see tremendous potential, our sales are growing at mid double-digit rates – including key markets such as United Kingdom and Canada. We are gratified by this growth, and are optimistic about the launch this quarter of our brand in Brazil, a country we see as virtually untapped. We continue to build an exceptional product that is relevant for the global footwear market, and believe that our current focused product offering and marketing will drive sales through this year and the coming year, resulting in continued record sales. ”

“It is important to note that 2006 fourth quarter results were particularly strong – up over 36 percent from the prior year – and that quarter benefited from our catching up with inventory positions during 2006. We believe our fourth quarter 2007 sales will be in-line with last years’ quarterly sales which demonstrates the continued strength of our brand, considering the current domestic retail environment and the discontinuing of some of the fashion brands. We continue to see positive retail comps, and very strong international sales,” stated Mr. Weinberg. “We are focusing on growing our key brands where we continue to see many opportunities; further building our own retail store base with an additional 13 stores in the fourth quarter and improving our wholesale distribution around the world. Our current positive indicators, including our double digit backlog leads us to believe that our positive sales momentum will continue in 2008.”

The Company expects fourth quarter sales to be in the range of $305.0 million to $315.0 million and diluted earnings per share of between $0.26 and $0.31. Embedded in this guidance is the assumption that with the repositioning of 310 Motoring and the closing of Michelle K and the Kitson footwear and apparel lines, full-margin sales will be reduced by approximately $8 million from the prior year’s corresponding quarter. For the full 2007 year, the Company expects sales to be in the range of $1.397 billion and $1.407 billion and earnings per share between $1.63 and $1.68.

Note that statements made by Mr. Weinberg, Mr. Schneider and Mr. Greenberg may involve future goals and targets, based upon current expectations and current plans. These comments are forward looking, plans may change and actual results may differ materially.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name, as well as under several uniquely branded names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Canada, Brazil, Asia, and across Europe. Please visit www.skechers.com or call the Company’s information line at 877-INFO-SKX.

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements of the Company, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions; intense competition among sellers of footwear for consumers; changes in fashion trends and consumer demands; popularity of particular designs and categories of products; the level of sales during the spring, back-to-school and holiday selling seasons; the ability to anticipate, identify, interpret or forecast changes in fashion trends, consumer demand for the products and the various market factors described above; the ability of the Company to maintain its brand image; the ability to sustain, manage and forecast the Company’s growth and inventories; the ability to secure and protect trademarks, patents and other intellectual property; the loss of any significant customers, decreased demand by industry retailers and cancellation of order commitments; potential disruptions in manufacturing related to overseas sourcing and concentration of production in China, including, without limitation, difficulties associated with political instability in China, the occurrence of a natural disaster or outbreak of a pandemic disease in China, or electrical shortages, labor shortages or work stoppages that may lead to higher production costs and/or production delays; changes in monetary controls and valuations of the Yuan by the Chinese government; increased costs of freight and transportation to meet delivery deadlines; violation of labor or other laws by the Company’s independent contract manufacturers, suppliers or licensees; potential imposition of additional duties, tariffs or other trade restrictions; business disruptions resulting from natural disasters such as an earthquake due to the location of the Company’s domestic warehouse, headquarters and a substantial number of retail stores in California; changes in business strategy or development plans; the ability to attract and retain qualified personnel; the disruption, expense and potential liability associated with existing or unanticipated future litigation; and other factors referenced or incorporated by reference in the Company’s Form 10-K for the year ended December 31, 2006 and the Company’s Form 10-Q for the quarter ended June 30, 2007. The risks included here are not exhaustive. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of the Company’s future performance.

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30,	December 31,
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$121,158	$160,485
Short-term investments	103,075	60,000
Trade accounts receivable, net	206,312	177,740
Other receivables	9,063	8,035

Total receivables	215,375	185,775

Inventories	186,819	200,877
Prepaid expenses and other current assets	18,432	15,321
Deferred tax assets	9,490	9,490

Total current assets	654,349	631,948
Property and equipment, at cost less accumulated depreciation and amortization	96,916	87,645
Intangible assets, less applicable amortization	193	633
Deferred tax assets	11,984	11,984
Other assets, at cost	6,526	4,843

TOTAL ASSETS	$769,968	$737,053

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current installments of long-term borrowings	$423	$576
Accounts payable	126,902	161,150
Accrued expenses	14,580	19,435

Total current liabilities	141,905	181,161
Long-term borrowings, excluding current installments	16,567	106,805
Stockholders’ equity	611,496	449,087

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$769,968	$737,053

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net sales	$395,033	$331,126	$1,092,140	$900,874
Cost of sales	223,363	184,823	619,403	505,461

Gross profit	171,670	146,303	472,737	395,413
Royalty income	998	1,359	3,392	2,912

	172,668	147,662	476,129	398,325

Operating expenses:
Selling	37,657	35,703	105,448	86,951
General and administrative	98,431	77,476	274,888	222,212

	136,088	113,179	380,336	309,163

Earnings from operations	36,580	34,483	95,793	89,162

Other income (expense):
Interest, net	1,710	(252)	3,843	(796)
Other, net	298	69	129	328

	2,008	(183)	3,972	(468)

Earnings before income taxes	38,588	34,300	99,765	88,694
Income tax expense	13,844	12,101	36,173	32,281

Net earnings	$24,744	$22,199	$63,592	$56,413

Net earnings per share:
Basic	$0.54	$0.54	$1.41	$1.38

Diluted	$0.53	$0.49	$1.37	$1.27

Weighted average shares:
Basic	45,721	41,316	45,095	40,897

Diluted	46,654	46,199	46,769	45,936